ITEM 77Q(a)(iii)
MATERIAL AMENDMENTS TO THE REGISTRANT'S CHARTER OR BY-LAWS

A Regular Meeting of the Board of Trustees (the "Trustees") of Federated Government Trust (the "Trust") was held February 23-26, 1998.

During this meeting, Amendment No. 3 to the By-Laws was adopted by the Trustees. This amendment, effective February 27, 1998, deleted Section 5 Proxies of Article IV Shareholders' Meetings, and replaced it with the following:

"Section 5. Proxies. Any shareholder entitled to vote at any meeting of shareholders may vote either in person, by telephone, by electronic means including facsimile, or by proxy, but no proxy which is dated more than six months before the meeting named therein shall be accepted unless otherwise provided in the proxy. Every proxy shall be in writing, subscribed by the shareholder or his duly authorized agent or be in such other form as may be permitted by law, including documents conveyed by electronic transmission. Every proxy shall be dated, but need not be sealed, witnessed or acknowledged. The placing of a shareholder's name on a proxy or authorizing another to act as the shareholder's agent, pursuant to telephone or electronically transmitted instructions obtained in accordance with procedures reasonably designed to verify that such instructions have been authorized by such shareholder, shall constitute execution of a proxy by or on behalf of such shareholder. Where Shares are held of record by more than one person, any co-owner or co-fiduciary may execute the proxy or give authority to an agent, unless the Secretary of the Trust is notified in writing by any co-owner or co-fiduciary that the joinder of more than one is to be required. All proxies shall be filed with and verified by the Secretary or an Assistant Secretary of the Trust, or the person acting as Secretary of the Meeting. Unless otherwise specifically limited by their term, all proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting."

This amendment to the By-Laws is incorporated by reference to Post-Effective Amendment No. 18 of the Trust, filed on June 25, 1998. (File Nos. 33-32755 and 811-5981)